Exhibit 10.4

March 13, 2008

Peter Edison

Dear Peter:

The 2008 bonus plan reflects the goals for our company this coming year. Your bonus is based on Adjusted EBITDA (Earnings Before Income Tax Depreciation Amortization).

35.00%	of your cumulative salary if the company achieves Adjusted EBITDA of $ 9,300,000
42.50%	of your cumulative salary if the company achieves Adjusted EBITDA of $10,400,000
57.50%	of your cumulative salary if the company achieves Adjusted EBITDA of $11,500,000
85.83%	of your cumulative salary if the company achieves Adjusted EBITDA of $12,500,000
99.17%	of your cumulative salary if the company achieves Adjusted EBITDA of $13,500,000
112.50%	of your cumulative salary if the company achieves Adjusted EBITDA of $14,500,000

In addition, you will earn 12.5% of your cumulative salary if, in the opinion of the Compensation Committee, you meet the goals outlined in the document provided to you separately.

A quarterly update will be sent in conjunction with our earnings announcement to update you on the performance of the company versus the bonus plan.

The 2008 bonus period covers the fiscal months of February 2008 through January 2009. You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.

We are excited about the challenges and prospects in the coming year. We hope it is a good year for all of our shareholders and us.

Sincerely,

/s/ Andrew Baur

Andrew Baur
Chairman, Compensation Committee

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